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                                                                   Exhibit 10.60

                              AMENDED AND RESTATED
                     EXECUTIVE SEVERANCE BENEFITS AGREEMENT

         This Amended and Restated Executive Severance Benefits Agreement (the "Agreement") is entered into this 31/st/ day of December, 2002 (the "Effective Date"), between Andrew A. Wolff ("Executive") and CV Therapeutics, Inc. (the "Company"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 6.

         The Company and Executive hereby agree as follows:

                                    ARTICLE 1

                  Scope of and Consideration for this Agreement

         1.1 Current Employee. Executive is currently employed by the Company.

         1.2 Benefits Upon Change In Control. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event of a Change in Control or if Executive's employment with the Company is terminated under the circumstances described herein following a Change in Control.

         1.3 Consideration. The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company, and Executive's execution of a release in accordance with Section 4.1.

         1.4 Prior Agreement. This Agreement shall supersede any other agreement relating to cash severance benefits and health benefits in the event of Executive's severance from employment with the Company following a Change in Control, including that certain Executive Severance Benefits Agreement between the Company and Executive dated as of February 2, 1999 (the "Prior Agreement"). By executing this Agreement, Executive hereby waives (within the meaning of Section 6.4 of the Prior Agreement) any rights Executive may currently have or have in the future to any benefits of any sort under the Prior Agreement.

                                    ARTICLE 2

                   Option Acceleration Upon Change in Control

         In the event of a Change in Control, all options of Executive to purchase the Company's common stock (or the stock of a successor to the Company by reason of assumption or substitution of options) then outstanding shall, automatically and without further action of the Company, become one hundred percent (100%) vested and exercisable, and any restrictions with respect to restricted shares of the Company's capital stock (or the stock of a successor to the Company by reason of assumption or substitution of such shares) that Executive then holds shall,

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automatically and without further action of the Company, lapse, in the case of all such options and/or restrictions no later than five (5) business days before the effective date of such Change in Control.

                                    ARTICLE 3

                               Severance Benefits

         3.1 Severance Benefits. If Executive's employment terminates due to an Involuntary Termination Without Cause or a Constructive Termination, in any such case occurring within thirteen (13) months following the effective date of a Change in Control, such termination of employment will be deemed a Covered Termination. A Covered Termination entitles Executive to receive the following benefits set forth in Sections 3.2, 3.3 and 3.4.

         3.2 Base Salary. The Company shall pay to Executive an amount equal to eighteen (18) months' Base Salary. Such severance amount shall be paid in cash in a lump sum within thirty (30) days following the Covered Termination and shall be subject to all required tax withholding.

         3.3 Bonus. The Company shall pay to Executive an amount equal to one hundred and fifty percent (150%) of the annual bonus paid to the Executive in the year immediately preceding the effective date of the Change in Control. Such severance amount shall be paid in cash in a lump sum within thirty (30) days following the Covered Termination and shall be subject to all required tax withholding.

         3.4 Health Benefits. Provided that Executive elects continued coverage under federal COBRA law, the Company shall pay the premiums of Executive's group health insurance coverage, including coverage for Executive's eligible dependents, for a maximum period of eighteen (18) months following a Covered Termination; provided, however, that the Company shall pay premiums for Executive's eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Covered Termination. No premium payments will be made following the effective date of Executive's coverage by a health insurance plan of a subsequent employer. For the balance of the period that Executive is entitled to coverage under federal COBRA law, if any, Executive shall be entitled to maintain such coverage at Executive's own expense.

         3.5 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination.

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                                    ARTICLE 4

                     Limitations And Conditions On Benefits

         4.1 Release Prior To Payment Of Benefits. Upon the occurrence of a Covered Termination, and prior to the payment of any benefits under this Agreement on account of such Covered Termination, Executive shall execute a release (the "Release") in the form attached hereto and incorporated herein as Exhibit A or Exhibit B, as applicable. Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of proprietary information and inventions agreement. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) day period, no benefits shall be payable under this Agreement, and this Agreement shall be null and void.

         4.2 Termination of Benefits. Benefits under this Agreement shall terminate immediately if the Executive, at any time, violates any proprietary information or confidentiality obligation to the Company.

         4.3 Non-Duplication of Benefits. Executive is not eligible to receive benefits under this Agreement more than one time.

                                    ARTICLE 5

                               Parachute Payments

         5.1 Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by the Executive after the payment by the Executive of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment shall be equal to the Payment.

         5.2 Determinations. Subject to the provisions of Section 5.3, all determinations required to be made under this Article 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there

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has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. Subject to Section 5.5 below, any Gross-Up Payment, as determined pursuant to this Section 5.2, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. For purposes of making the calculations required by this Article 5, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 5.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         5.3 Contesting of Gross-Up Payment. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten
(10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (a) give the Company any information reasonably requested by the Company relating to such claim,

                  (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (c) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing

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provisions of this Section 5.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         5.4 Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         5.5      Withholding. Notwithstanding any other provision of this
Article 5, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Executive all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.

                                    ARTICLE 6

                                   Definitions

         For purposes of the Agreement, the following terms are defined as follows:

         6.1 "Base Salary" means Executive's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination.

         6.2      "Board" means the Board of Directors of the Company.

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         6.3      "Cause" means that, in the reasonable determination of the
Company, Executive:

                  (a) has committed an act that materially injures the business of the Company;

                  (b) has refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom Executive reports;

                  (c) has willfully or habitually neglected Executive's duties for the Company; or

                  (d) has been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company.

         Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (b) or clause (c) unless the conduct described in such clause has not been cured within fifteen (15) days following Executive's receipt of written notice from the Company or the Board, as the case may be, specifying the particulars of the conduct constituting Cause.

         6.4      "Change in Control" means

                  (a) a sale of substantially all of the assets of the Company;

                  (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, equal or greater stock voting power);

                  (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); or

                  (d) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred.

         6.5      "Code" means the Internal Revenue Code of 1986, as amended.

         6.6 "Company" means CV Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

         6.7 "Constructive Termination" means that Executive voluntarily terminates employment within thirteen (13) months following the effective date of a Change in Control after any of the following are undertaken without Executive's express written consent:

                  (a) the assignment to Executive of any duties or responsibilities which results in a significant diminution in Executive's function as in effect immediately prior to the effective

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date of the Change in Control; provided, however, that a mere change in
Executive's title or reporting relationships shall not constitute a Constructive Termination;

                  (b) a reduction by the Company in Executive's annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter;

                  (c) any failure by the Company to continue in effect any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of the Company, in which Executive is participating immediately prior to the effective date of the Change in Control (hereinafter referred to as "Benefit Plans"); or the taking of any action by the Company that would adversely affect Executive's participation in or reduce Executive's benefits under the Benefit Plans; provided, however, that a "Constructive Termination" shall not exist under this paragraph following a Change in Control if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans;

                  (d) a relocation of Executive's business office to a location more than twenty (20) miles from the location at which Executive performs duties as of the effective date of the Change in Control, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations prior to the Change in Control; provided, however, that if Executive performs sales functions for the Company, a change of sales territory shall not constitute a basis for Constructive Termination so long as the Executive's business office is not relocated as provided above;

                  (e) a material breach by the Company of any provision of this Agreement; or

                  (f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

The termination of Executive's employment as a result of Executive's death or disability will not be deemed to be a Constructive Termination.

         6.8 "Covered Termination" means an Involuntary Termination Without Cause or a Constructive Termination, in any such case occurring within thirteen
(13) months following the effective date of a Change in Control.

         6.9 "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

         6.10 "Involuntary Termination Without Cause" means Executive's dismissal or discharge other than for Cause. The termination of Executive's employment as a result of Executive's death or disability will not be deemed to be an Involuntary Termination Without Cause.

         6.11 A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

                                        7

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                                    ARTICLE 7

                               General Provisions

         7.1 Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or
(iii) to change the Company's policies regarding termination of employment.

         7.2 Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

         7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         7.5 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Francisco County, California through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then existing JAMS arbitration rules. However, nothing in this Section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator. Each party in any such arbitration shall be responsible for its own attorneys' fees and related costs and necessary disbursements; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, except as may be prohibited by law, it shall be entitled to recover reasonable attorneys' fees and related costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys' fees provision herein.

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         7.6      Complete Agreement. This Agreement, including Exhibit A and
Exhibit B, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to cash severance benefits and health benefits to Executive in the event of employment termination (including the Prior Agreement) other than any outstanding loans by the Company to Executive. It is entered into without reliance on any promise or representation other than those expressly contained herein.

         7.7 Amendment Or Termination Of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.

         7.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         7.9 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         7.10 Successors And Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

         7.11 Choice Of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

         7.12 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or regulation or to respective advisors (e.g., attorneys, accountants).

         7.13 Construction Of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

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         In Witness Whereof, the parties have executed this Agreement on the
Effective Date written above.


CV Therapeutics, Inc.                          Andrew A. Wolff


By: /s/ Louis G. Lange                         /s/ Andrew A. Wolff
    ---------------------------------------    ---------------------------------
Name: Louis G. Lange
      -------------------------------------
Title: Chairman & Chief Executive Officer
      -------------------------------------




Exhibit A: Release (Individual Termination)
Exhibit B: Release (Group Termination)

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                                    Exhibit A

                                     RELEASE
                            (Individual Termination)

         Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Severance Benefits Agreement (the "Agreement") which I have executed and of which this Release is a part.

         I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

         I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

         Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

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

         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one
(21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

                                          Andrew A. Wolff


                                          ______________________________________
                                          Date: ________________________________

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                                    Exhibit B

                                     RELEASE
                               (Group Termination)

         Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Severance Benefits Agreement (the "Agreement") which I have executed and of which this Release is a part.

         I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

         I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

         Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement

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for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

                                          Andrew A. Wolff


                                          ______________________________________
                                          Date: ________________________________

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